Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT entered into as of April 29, 2005 by and between Sara Lee Corporation, a Maryland corporation, with its principal place of business at Three First National Plaza, Chicago, Illinois 60602 U.S.A. (“Sara Lee”), and Frank van Oers, an individual whose principal residence is at Buspad 1, Veldhoven, the Netherlands (“van Oers”).

Introduction

A.	van Oers is a Vice President of Sara Lee. van Oers also serves as Member of the Board of Management of Sara Lee/DE International B.V., an indirect, wholly-owned subsidiary of Sara Lee, incorporated in the Netherlands (“Sara Lee/DE”).

B.	van Oers has agreed to continue to serve Sara Lee and Sara Lee/DE as a Vice President and as member of Sara Lee/DE’s Board of Management, respectively, in consideration for certain compensation and benefits.

C.	Sara Lee has granted certain compensation and benefits to van Oers in consideration for his services as Vice President.

D.	van Oers has entered into a written employment agreement with Sara Lee/DE dated as of April 1, 2005 providing for certain compensation and benefits related to his services as Member of the Board of Management of Sara Lee/DE (the “Sara Lee/DE Employment Agreement”).

E.	van Oers and Sara Lee desire to determine the terms and conditions for servicing Sara Lee and to enter into a written employment agreement (the “Employment Agreement”).

Now therefore, Sara Lee and van Oers hereby agree as follows:

1.	Employment – Duties and Responsibilities

Subject to the terms and conditions of this Agreement, Sara Lee agrees to employ van Oers in the capacity of Vice President. In consideration of the compensation and benefits provided for in this Agreement, van Oers agrees to perform such services as may be requested from time to time by Sara Lee. Without limiting the foregoing, van Oers agrees to assist with the ongoing design and development of Sara Lee’s financial and business strategies, acquisitions and divestment policies, financial and administrative policies and communication policies, in particular in relation to the Financial and Administration affairs of Sara Lee and its respective operating companies. In addition, van Oers agrees to (i) represent Sara Lee externally and enhance investor relations and (ii) contribute to and establish programs and policies to optimize the financial results of the respective operating companies of Sara Lee. In undertaking the foregoing duties and responsibilities, the parties acknowledge and agree that van Oers requires to be in the U.S.A. for at least fifteen days per year.

2.	Employment at Will

The parties acknowledge and agree that van Oers shall hold his office as a Vice President of Sara Lee at the pleasure of the Board of Directors of Sara Lee, and that consequently, van Oers is an “at will” employee and this Agreement and his employment may be terminated by Sara Lee at any time without reason or cause.

3.	Annual Salary

In consideration for the services rendered by van Oers to Sara Lee, during the term of this Agreement and commencing as of April 1, 2005 Sara Lee shall pay van Oers an annual gross salary of EURO 78,000. Sara Lee shall evaluate van Oers’s performance at least annually and may adjust his annual salary as of September 1 of each succeeding year that this Agreement remains in effect. Sara Lee shall pay van Oers’s salary, after deducting or withholding all applicable payroll taxes and premiums due in the U.S.A., pain in advance, in four quarterly installments, on or about the last business day of December, March, June and September. At van Oers’s request, Sara Lee will arrange for the direct deposit (via wire transfer or other electronic delivery) of van Oers’s quarterly annual salary payments to van Oers’s bank or other financial institution.

4.	Short-Term (Annual) Performance Incentive Plan

During the term of this Agreement, van Oers shall be entitled to participate in the Sara Lee Corporation (Short-Term) Annual Incentive Plan (the “Annual Plan”) in accordance with the terms and conditions of the Annual Plan. The Annual Plan currently provides for the opportunity to earn additional compensation in cash, and restricted shares (the “Annual Bonus”). The potential amount of the Annual Bonus may be related to the performance of operating businesses for which van Oers is responsible, the performance of Sara Lee Corporation in its entirety, and the performance of van Oers in meeting certain individual performance criteria. Under the terms of the Annual Plan van Oers shall be eligible to earn an incentive award, payable in cash and restricted shares, of up to 125% of his annual salary during each fiscal year. The performance standards against which his award will be determined shall be established at the beginning of each fiscal year during the term of this Agreement by the Sara Lee executive to whom van Oers reports and the terms and provisions established for the Annual Plan by Sara Lee’s Board of Directors, or a committee thereof. Any award earned by van Oers under the Annual Plan payable in cash shall be paid to van Oers at the same time as awards under the Annual Plan are paid to other Sara Lee executives.

5.	Agreement with Respect to Confidential Information

(a)	Nondisclosure of Confidential Information

van Oers agrees, during the term of employment and after employment, to keep confidential all information relating to the business of Sara Lee which he learns or develops or has access to during the term of this employment, excepting only such information as is already known to the public, or becomes known to the public through no fault of van Oers, and not to use (except in the ordinary course of his employment), release, or disclose the same except with the prior written permission of Sara Lee. As used in this Agreement, “confidential information” means any information or compilation of information relating to the business of Sara Lee not publicly known or readily ascertainable by proper means. It includes, but is not limited to, trade secrets, customer lists, price lists, and information relating to products, technology, research, development, manufacturing, purchasing, accounting, engineering, marketing, merchandising and selling.

(b)	Sara Lee Property

van Oers agrees that all Sara Lee property including records, files, memoranda, reports, price lists, customer lists, plans, documents, equipment and the like, relating to the business of Sara Lee, which van Oers shall use or prepare or come into contact with, shall be the exclusive property of Sara Lee. van Oers further agrees that upon request by Sara Lee, and in any event upon termination of employment, van Oers shall turn over to Sara Lee such property in his possession or under his control.

6.	Remedies

van Oers agrees that this Agreement is intended to protect and preserve legitimate business interests of Sara Lee and that it will be difficult, if not impossible, to compute the amount of loss and damage to Sara Lee if van Oers should breach his covenants under this Agreement. It is further agreed that any breach or threatened breach of this Agreement may render irreparable harm to Sara Lee. Accordingly, in the event of a breach or threatened breach by van Oers, Sara Lee shall have available to it all remedies provided by law or equity, including, but not limited to, preliminary and permanent injunctive relief, without the requirement to deliver or post security, to restrain van Oers from violating this Agreement.

Nothing herein shall be construed as prohibiting Sara Lee from pursing any other remedies available to it. Not withstanding any legal remedies available to Sara Lee as a result of a breach of this Agreement, in the event of a breach by van Oers, Sara Lee shall be entitled to withhold and avoid payment of any money or other benefits due or to become due or to become due under this or any other agreement between van Oers and Sara Lee with the exception of any basic compensation earned prior to termination.

7.	Termination and Severance

In the event this Agreement is terminated by Sara Lee, van Oers shall be eligible for severance benefits subject to the terms and conditions of the Sara Lee Corporation Severance Policy for Corporate officers, as amended from time to time (the “Policy”). The severance benefits, if any, payable under the Policy shall be the sole and exclusive severance benefits payable to van Oers.

8.	Other Terms and Conditions of Employment

This Agreement shall not be deemed to amend or modify the terms and conditions of the Sara Lee/DE Agreement. The Sara Lee/DE Agreement shall remain in full force and effect in accordance with its provisions.

9.	Governing Conditions

This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of Illinois.

10.	Entire Agreement/Amendments

This Agreement supersedes all existing agreements between the parties, whether written or oral. No change, modification or amendment of this Agreement shall be of any effect unless in writing and signed by van Oers and Sara Lee.

/s/ Frank van Oers	Sara Lee Corporation

	By:	/s/ Lois Huggins
Senior Vice President, Human Resources

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